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                                                                    Exhibit 12.1

Orion Power Holdings, Inc. and Subsidiaries
Earnings and fixed charges

                                                                      Year Ended                              Three Months Ended
                                                                      December 31,                                 March 31,
                                                       --------------------------------------          -----------------------------
Earnings to fixed charges:                                 1999                    2000                     2000             2001
                                                       --------------------------------------          -----------------------------
Earnings:
Income before taxes                                     $ 10,548                $  48,781                $14,575          $26,279
Fixed charges                                             25,797                  172,710                 14,786           57,814
less: Interest Capitalized                                    --                   (3,885)                    --           (4,835)
                                                        --------                 --------                -------          -------
Total earnings (before taxes and fixed charges)           36,345                  217,606                 29,361           79,258

Fixed Charges:
Interest expense (including amortization
  of loan costs)                                          25,767                  168,600                 14,731          52,891
Estimated interest for rent expense                           30                      225                     55              88
Interest capitalized                                                                3,885                                  4,835
                                                        --------                 --------                -------          -------
Total fixed charges                                     $ 25,797                 $172,710                $14,786          $57,814

Ratio of earnings to fixed charges                          1.40 x                   1.26 x                 1.99 x            1.37 x
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